Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122167) pertaining to the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan and the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan and the Registration Statements (Forms S-3 No. 333-131208 and S-3 No. 333-134921) of our report dated March 7, 2005, with respect to the 2004 consolidated financial statements of Cambridge Display Technology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst and Young LLP

Ernst and Young LLP

New York, NY

March 1, 2007